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Exhibit 10.38

RAILCAR MANAGEMENT AGREEMENT

Dated as of October 16, 2014
between
LONGTRAIN LEASING II, LLC
and
AMERICAN RAILCAR LEASING LLC

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

RAILCAR MANAGEMENT AGREEMENT
This Railcar Management Agreement, dated as of October 16, 2014 (as amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”) is between LONGTRAIN LEASING II, LLC, a Delaware limited liability company (herein “Owner”), and AMERICAN RAILCAR LEASING LLC, a Delaware limited liability company (herein either “Manager” or “ARL”).
W I T N E S S E T H:
WHEREAS, Owner owns the Owner Cars;
WHEREAS, ARL is engaged in the business, among others, of managing railcars; and
WHEREAS, Owner desires to retain ARL as manager to manage the Owner Cars on Owner’s behalf, and Manager desires to accept such engagement.
NOW, THEREFORE, the parties hereto, desiring legally to be bound, agree as follows:

Section 1.	Defined Terms; Rules of Interpretation.
Section 1.1    Defined Terms.
Capitalized terms used herein, but not defined herein shall have the respective meanings assigned to such terms in the Loan Agreement (as defined herein). The following capitalized terms shall have the following meanings:
“AAR” shall mean the Association of American Railroads and any successor association or associations.
“Administrating Bank” shall mean U.S. Bank National Association or such other bank as may be designated pursuant to the Administration Agreement.
“Administration Agreement” shall mean the Amended and Restated Lease Administration Agreement, dated as of October 2, 2006, among Owner, the other Tranche II Owners identified therein, ARL Lease Administrators LLC, ARL, and the Administrating Bank.
“Administrator” shall mean ARL Lease Administrators, LLC, a Delaware limited liability company, or such other party as is performing the duties of lease administrator pursuant to the Administration Agreement.
“Affiliate” of, or a Person “affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to

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direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agent” shall have the meaning specified in the Loan Agreement.
“Agreement” shall have the meaning specified in the initial paragraph of this Agreement.
“Appraised Fair Market Value” shall have the meaning specified in Section 5.15(b).
“ARL” shall have the meaning specified in the initial paragraph of this Agreement.
“Authorized Officer” shall mean, with respect to any matter, any officer of or other Person representing Owner or Manager, as the case may be, who is authorized to act for that party with respect to the applicable matter.
“Borrower” shall have the meaning specified in the Loan Agreement.
“Business Day” shall mean each day which is neither a Saturday, Sunday nor other day on which banking institutions or trust companies in New York are legally authorized or required to close.
“Calculated Items” shall have the meaning specified in Section 5.15(b).
“Casualty Occurrence” shall mean the occurrence of the following events with respect to an Owner Car: (i) damage or wear and tear or contamination or other effect on such Owner Car which makes repair or continued operation uneconomic or renders such Owner Car unfit for commercial use; (ii) destruction of such Owner Car which constitutes a total loss, or theft or loss or disappearance (after reasonable efforts by Owner and Manager to locate the same) thereof for a period exceeding twelve months; (iii) the permanent return of such Owner Car by a User pursuant to any patent indemnity provisions; (iv) the taking or appropriating of title to such Owner Car by any Governmental Authority under the power of eminent domain or otherwise; (v) the taking or requisitioning of such Owner Cars for use by any Governmental Authority under the power of eminent domain or otherwise and such taking or requisition is for a period that exceeds 120 days; or (vi) the exercise of any purchase option contained in a User Lease by the applicable User.
“Claim” shall have the meaning specified in Section 12.1.
“Collateral Agency Agreement” shall mean the Collateral Agency Agreement, dated as of July 20, 2004 (as amended, modified or supplemented from time to time), among the Collateral Agent and each manager and each pledgor that becomes a party thereto from time to time.
“Collateral Agent” shall mean U.S. Bank National Association, in its capacity as collateral agent under the Collateral Agency Agreement.
“DOL” shall mean the United States Department of Labor.

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“DOT” shall mean the United States Department of Transportation.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Environmental Law” shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations relating to human health, safety, natural resources, or the environment or the generation, use, treatment, transport, handling, storage, disposal, or release of any materials into the environment, including, but not limited to, CERCLA, RCRA, the Clean Air Act, the Clean Water Acts, the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), and the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), and the regulations promulgated pursuant to any of the foregoing and similar state and local statutes.
“Estimated Fair Market Value” shall have the meaning specified in Section 5.15(a).
“Fair Market Value” shall mean, with respect to any property interest, the value which would be obtained in an arm’s-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller under no compulsion to sell such property interest, which determination shall take into account all Liens on such property interest and any material legal impediments to the prompt sale of such property interest.
“Generally Accepted Accounting Principles” or “GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof consistently applied as to the party in question.
“Governmental Authority” shall mean any federal, state, local or foreign government or any court, agency, authority, instrumentality or regulatory body thereof.
“Hazardous Substance” shall mean any hazardous substance, pollutant, contaminant, waste, or material designated, regulated, or defined under or with respect to which any requirement or liability may be imposed pursuant to any Environmental Law.
“Impositions” shall have the meaning specified in Section 5.7.
“Lenders” shall have the meaning specified in the Loan Agreement.
“Lien” shall mean, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, claim, equity interest, participation interest, security interest or other charge or encumbrance of any kind in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. It is understood however that, with respect to the Owner Cars, the leasehold interests under the User Leases shall not constitute Liens.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

“Lien Claim” shall have the meaning specified in Section 4.4.
“Loan Agreement” shall mean the Term Loan Agreement dated October 16, 2014, by and among Longtrain Leasing II, LLC, as the Borrower thereunder, Credit Suisse AG, New York Branch as the Agent and Secured Party thereunder and the initial Lender party thereto together with such other Lenders as may become party thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time.
“Maintenance” shall have the meaning specified in Section 5.5.
“Management Fee” shall have the meaning specified in Section 8.2.
“Management Term” shall have the meaning specified in Section 3.1.
“Manager” shall have the meaning specified in the initial paragraph of this Agreement.
“Manager Indemnified Persons” shall have the meaning specified in Section 12.2.
“Manager Malfeasance” shall have the meaning specified in Section 4.4.
“Manager Termination Event” shall have the meaning specified in Section 13.1.
“Mandatory Alteration” shall have the meaning specified in Section 5.8.
“Material Adverse Effect” shall mean a material adverse effect on the ability of Owner or ARL to perform any of its obligations hereunder.
“Measurement Event” shall have the meaning specified in Section 5.15.
“Officers’ Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.
“Other Railcar” shall have the meaning specified in Section 2.3.
“Owner” shall have the meaning specified in the initial paragraph of this Agreement.
“Owner Cars” shall mean the covered hopper and tank railcars listed on Exhibit A hereto plus any railcars that replace such railcars pursuant to Section 9.3(a) plus any railcars that are added to coverage under this Agreement as a result of delivery of a notice from Owner to Manager to such effect pursuant to Section 9.3(b) less any railcars that are subject to a Casualty Occurrence less any railcars that are terminated from coverage under this Agreement as a result of delivery of a notice from Owner to Manager to such effect pursuant to Section 9.3(b).
“Owner Indemnified Persons” shall have the meaning specified in Section 12.1.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

“Owner Lien Claim Amount” shall have the meaning specified in Section 4.4.
“Payment Date” shall mean the fifteenth day of each month (or, if such day is not a Business Day, the next succeeding Business Day), commencing on November 15, 2014.
“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or levies which are not yet assessed or, if assessed, are not yet due, or are being contested in good faith by appropriate proceedings so long as such proceedings, in the reasonable judgment of Owner, do not involve any danger of sale, forfeiture or loss, of Owner Cars, (b) mechanics’, materialmen’s, suppliers’, warehousemen’s, workmen’s, repairmen’s, employees’ and similar Liens for services or materials arising by operation of law in the ordinary course of business for which payment is not overdue or the payment of which is being contested in good faith by appropriate proceedings, so long as such proceedings, in the reasonable judgment of Owner, do not involve any danger of sale, forfeiture or loss, of Owner Cars, (c) Liens arising out of judgments or awards against Owner which are being contested in good faith by appropriate proceedings and with respect to which there shall have been secured a stay of execution pending such appeal or proceedings for review, so long as such proceedings, in the reasonable judgment of Owner, do not involve any danger of sale, forfeiture or loss, of Owner Cars, and (d) the rights of any User under any User Lease to which Owner Cars is then subject.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or Governmental Authority.
“Regulatory Authorities” shall mean the Office of the Registrar General of Canada, the STB, the DOT, the DOL, the AAR or any other Governmental Authority or industry agency or authority which has proper jurisdiction to regulate the ownership, leasing, operation, maintenance or use of the Owner Cars.
“Reimbursable Services” shall have the meaning specified in Section 8.3.
“Secured Party” shall have the meaning specified in the Loan Agreement.
“Services Standard” shall mean such efforts which are at a level of care and diligence consistent with generally accepted industry standards and which are at least equal to the efforts used by ARL in its management of railcars not owned by Owner.
“STB” shall mean the United States Surface Transportation Board.
“Successor Manager” shall have the meaning specified in Section 13.2(a).
“User” shall mean any shipper, railroad or other party not an Affiliate of Owner or Manager who uses an Owner Car pursuant to a User Lease (and for the avoidance of doubt includes the lessee of such Owner Car under such User Lease).

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

“User Lease” shall mean any car service contract or other lease of one or more Owner Cars or any separate schedule or rider to a master car service contract or other lease and which schedule or rider incorporates by reference all of the terms and conditions of such master contract or lease other than those in other schedules or riders thereto or as specifically identified in such schedule or rider.
Section 1.2    Rules of Interpretation.
For purposes of this Agreement (including any Exhibit hereto), unless otherwise specified herein:
(a)    accounting terms used and not specifically defined therein shall be construed in accordance with GAAP;
(b)    the term “including” means “including without limitation,” and other forms of the verb “to include” have correlative meanings;
(c)    references to any Person include such Person’s permitted successors (and references to any Governmental Authority include any Person succeeding to such Governmental Authority’s functions);
(d)    in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(e)    the words “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;
(f)    the term “or” means “and/or”, as applicable;
(g)    the meanings of defined terms are equally applicable to the singular and plural forms of such defined terms;
(h)    references to “Section” or “Exhibit” herein are references to Sections and Exhibits in this Agreement;
(i)    the various captions (including any table of contents) are provided solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement;
(j)    references to any statute or regulation refer to that statute or regulation as amended from time to time, and include any successor statute or regulation of similar import; and
(k)    all references to any contract, document or agreement shall mean such contract, document or agreement as amended, supplemented, restated and otherwise modified and in effect from time to time.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Section 2.	Engagement of Manager.
Section 2.1    Appointment; Independent Contractor.
Owner hereby engages ARL as Manager to manage, operate, market, store, lease, re-lease, sublease, service, repair, overhaul, replace, and maintain the Owner Cars on behalf of Owner and grants to Manager the authority to do and arrange for any of the foregoing, including entering into agreements and arrangements in furtherance thereof on behalf of Owner, all on the terms and conditions set forth herein, and Manager hereby accepts such engagement. In this regard, Manager will act as an independent contractor on behalf of Owner and not as an agent or employee of Owner or any other Person. Nothing contained herein shall obligate Owner to pay any taxes for or on behalf of Manager or otherwise be responsible for the debts and obligations of Manager except as expressly provided in this Agreement. Nothing contained herein shall obligate Manager to be responsible for the debts and obligations of Owner except as expressly provided in this Agreement.
Section 2.2    Standards of Performance.
All of the duties and obligations of Manager under this Agreement with respect to the Owner Cars shall be performed consistent with the Services Standard. The duties and obligations of Manager are limited to those expressly set forth in this Agreement, and Manager will not have any fiduciary or other duties or obligations, implied or otherwise, to Owner or any other Person. Except to the extent expressly provided herein, Manager shall not be obligated to take any action or perform any activity under this Agreement that would exceed the Services Standard, nor shall Manager be liable to Owner or any other Person for any failure to take such excess action or perform such activity.
Section 2.3    Conflicts of Interest.
Manager shall perform its duties and obligations under this Agreement on a fair and equitable basis. Without prejudice to the generality of the foregoing or to the duties and obligations of Manager referenced in Section 2.2, to the extent that any particular railcar under ARL’s management other than an Owner Car (any such other railcar, an “Other Railcar”) is substantially similar in terms of objectively identifiable characteristics that are relevant for purposes of the particular services to be performed, Manager will not discriminate between an Owner Car and any such Other Railcar on any basis that could reasonably be considered discriminatory or adverse to Owner or the Owner Cars.
Section 2.4    Similar Services.
It is expressly understood and agreed that nothing herein shall be construed to prevent, prohibit or restrict Manager or any Affiliate of Manager from providing the same or similar services as those provided under this Agreement to any other Person or from manufacturing, selling, owning, leasing, managing or otherwise dealing in other railcars; provided that no such activity shall in any way diminish the obligations of Manager hereunder.

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Section 3.	Management Term.
Section 3.1    Duration of Management Term.
The term of Manager’s duties hereunder (the “Management Term”) shall commence as of the date hereof and, subject to the provisions of Section 3.3 and Section 13, shall continue until terminated by Owner as provided herein. Except as set forth in Section 13, the rights and obligations of ARL as the initial Manager hereunder may not be terminated by, on or behalf of, Owner for any reason.
Section 3.2    Resignation by Manager.
ARL may not resign from its obligations and duties as Manager hereunder, except (a) with the prior written consent of Owner and the Agent as secured party for the benefit of the Lenders under the Loan Agreement or (b) upon a determination that Manager’s performance of such duties is no longer permissible under applicable law. Any such determination permitting the resignation of Manager pursuant to clause (b) above shall be evidenced by an opinion of independent counsel, in form and substance reasonably satisfactory to Owner and the Agent, to such effect delivered to Owner and the Agent. No such resignation will become effective until a Successor Manager (as defined in and appointed in accordance with the provisions in Section 13.2(a)) has assumed servicing obligations and duties under this Agreement in accordance with the terms hereof.
Section 3.3    Termination with Respect to an Owner Car.
Notwithstanding any other provisions of this Agreement to the contrary, the Management Term and all duties and obligations of Manager hereunder shall terminate with respect to any Owner Car that suffers a Casualty Occurrence as of the date of such Casualty Occurrence; provided, however, that Manager shall have the continued obligation to pursue any insurance or other claim arising out of such Casualty Occurrence and to collect and enforce the collection of User Lease rentals and other required payments during the pendency of the resolution of the Casualty Occurrence or thereafter, as applicable. Each of Owner and Manager shall notify the other party promptly after it obtains knowledge of any Casualty Occurrence.

Section 4.	Ownership and Marking of the Owner Cars.
Section 4.1    Retention of Title.
Owner shall at all times retain full legal and equitable title to the Owner Cars, notwithstanding the management thereof by Manager hereunder. Manager shall not make reference to or otherwise deal with or treat the Owner Cars in any manner except in conformity with this Section 4.1.
Section 4.2    Marking of Owner Cars.
Initially, the existing reporting marks and car numbers currently on the Owner Cars shall not be changed. However, Manager shall cause such changes to be made to any Owner Cars without prior

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notice to Owner and at Owner’s expense, if, in Manager’s reasonable opinion, such changes from time to time are required by applicable law or the rules or regulations of any Regulatory Authority or are necessary to maintain the interest of Owner in such Owner Cars (and Manager shall in any case concurrently notify the Borrower and the Agent of any such changes to the extent they would require amendment to any existing Lien filings or recordations in order to maintain the effectiveness of such filings or recordations under applicable law).
Section 4.3    Prohibition Against Certain Designations.
Manager will not permit the name of any person, firm, association, corporation or other entity to be placed on the Owner Cars as a designation that might be interpreted as a claim of ownership; provided, however, that Manager may cause the Owner Cars to be lettered with the names or initials or other insignia customarily used for convenience of identification or with the names of Users as permitted or required under User Leases; and provided, further, that it is understood that the existing reporting marks for the Owner Cars include the letters “SHQX” and “AMFX”.
Section 4.4    Liens.
Manager will promptly pay or discharge any and all sums claimed by any party which, if unpaid, might become a lien, charge, security interest or other encumbrance upon or with respect to any Owner Car, including any accession thereto, or any part thereof or the interest of Owner therein, other than Permitted Liens (any of the foregoing a “Lien Claim”), and will promptly discharge any such lien, charge, security interest or other encumbrance, other than a Permitted Lien, that arises; provided, however, that Manager shall be under no obligation to pay or discharge any Lien Claim so long as it is contesting the validity thereof in good faith in a reasonable manner and by appropriate legal proceedings and the nonpayment thereof does not, in Manager’s reasonable opinion, adversely affect the title, property or rights of Owner or any assignee thereof; and provided, further, that Manager shall not be required to pay or discharge any Lien Claim (a) except to the extent that it results from an act or omission by Manager with respect to which Manager would not be entitled to indemnification pursuant to Section 12 (“Manager Malfeasance”) or (b) unless prior to such payment or discharge Manager receives from Owner the amount thereof (the “Owner Lien Claim Amount”), and any amount to be paid by Owner pursuant to this clause (b) shall be treated as a Reimbursable Service. If any Lien Claim shall have (x) resulted from Manager Malfeasance and (y) been paid by Owner, then Manager shall reimburse Owner, upon presentation of an invoice therefor; provided that Owner or Manager shall have been legally liable with respect thereto or Manager shall have approved the payment thereof.
Section 4.5    Filings.
During the Management Term, Manager will prepare, execute, acknowledge, deliver, file, register and record (and will refile, re-register or re-record whenever required) any and all instruments for the purpose of protecting Owner’s title in the Owner Cars and in connection therewith, will promptly deliver to Owner proof of such filings. Such filings shall include the preparation and filing of (a) appropriate AAR interchange agreements with respect to the Owner Cars (including any

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replacements therefor delivered pursuant to Section 9.3(a)), (b) the registration of each Owner Car in The Official Railway Equipment Register (such registration directing that correspondence from railroads relating to Owner Cars be addressed to Manager) and (c) such reports as may be required from time to time by law or by any Governmental Authority. All amounts expended by Manager pursuant to and in accordance with this Section 4.5 shall constitute a Reimbursable Service.

Section 5.	Duties of Manager.
Subject to the terms and provisions hereof, Manager shall provide or arrange for the provision of the services specified in this Section 5 to, and on behalf of, Owner during the Management Term. The parties hereto acknowledge and agree that if an Owner Car is then subject to a User Lease, the User under such User Lease may undertake certain of the obligations set forth in Section 5.5, Section 5.6 and Section 5.7. To the extent any of such services shall also be provided by or on behalf of Manager with respect to Other Railcars, Manager shall comply with the Services Standard and Section 2.3.
Section 5.1    Marketing.
During the Management Term, Manager shall, consistent with the Services Standard, keep the Owner Cars under User Leases with financially responsible Users selected on a non-discriminatory basis. In addition, Manager shall, consistent with the Services Standard, negotiate the terms and conditions of such User Leases; provided that such terms and conditions must be consistent with those of User Leases for the Other Railcars and, in any event, must comply with then generally accepted industry standards. In furtherance thereof, Manager shall cause its employees and agents involved in the day-to-day marketing and re-leasing of railcars under ARL’s management to perform their respective responsibilities without any distinction between Owner Cars and Other Railcars, except to the extent required by this Agreement or the Administration Agreement.
Section 5.2    User Lease Obligations.
Manager shall, consistent with the Services Standard, perform or cause to be performed the obligations of the Owner as lessor under a User Lease, in a manner consistent with the requirements of the relevant User Leases; provided, however, and notwithstanding (a) any breach or default by any Person hereunder or (b) anything to the contrary contained herein, that nothing contained herein shall obligate Manager or any of its Affiliates (other than Owner) to (x) make or guaranty the payment of amounts due as rent under any User Lease or any variation thereof, (y) be otherwise responsible, as a guarantor or otherwise, for any of the foregoing or any other obligation or liability of any Person (other than the Manager) to any other Person, or (z) indemnify any Person for any of the foregoing.
Section 5.3    Billing and Other Information.
During the Management Term and for so long as Owner is a party to the Administration Agreement, Manager shall furnish to the Administrator all such information as may be necessary to enable the

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Administrator to (a) bill, on behalf of Owner and Manager, for all rentals and other sums due to Owner and Manager with respect to the Owner Cars, including insurance benefits and railroad, User or other indemnity payments in the event of damage to, or loss or destruction of, all or any of the Owner Cars, (b) audit and direct disbursement by the Administrating Bank under the Administration Agreement of mileage allowance reports and payments with respect to the Owner Cars, and (c) perform when due the Administrator’s other obligations under the Administration Agreement.
Section 5.4    Defaults by Users; User Lease Amendments and Waiver.
(a)    In the event of any breach or default by a User under a User Lease, Manager shall, consistent with the Services Standard, take such action, in the name of Owner, with respect to such defaulted User Lease including (i) the termination of such User Lease as to any or all Owner Cars subject thereto, (ii) the recovery of possession of any or all Owner Cars subject thereto, and (iii) the enforcement of any other rights or remedies of Owner under such User Lease, including the right to payment of any rent or other amounts owed by the User under such User Lease. In furtherance of the foregoing, Manager shall, consistent with the Services Standard, (x) institute and prosecute such legal proceedings in the name of Owner as is permitted by applicable law in order to accomplish the foregoing, (y) settle, compromise or terminate such proceedings, or (z) reinstate such User Lease; provided that Manager shall not be required to take any such action if, in the exercise of its reasonable commercial judgment, Manager would not take such action if such Owner Cars were Other Railcars. All amounts expended by Manager in connection with the performance of its obligations pursuant to the provisions of this Section 5.4, after reduction of such amounts for enforcement cost actually received by Manager pursuant to the terms of the related User Leases, shall be a Reimbursable Service. Owner reserves the right to take, upon written notice to Manager, in its sole discretion, any or all of the actions described in this Section 5.4 directly in its own name and on its own behalf. In such event Manager, at Owner’s expense, shall cooperate with Owner and provide Owner with such assistance as Owner may reasonably request.
(b)    In performing its obligations hereunder, Manager may, acting in the name of Owner and without the necessity of obtaining the prior consent of Owner or any other Person, grant consents or enter into and grant modifications, waivers and amendments to the terms of any User Lease except for consents, modifications, waivers or amendments that are inconsistent with the Services Standard or, based on the facts and circumstances in existence at such time, Manager reasonably believes could have a Material Adverse Effect. Promptly upon the execution of any such consent, modification, waiver or amendments, Manager shall forward a copy of such documents to Owner.
Section 5.5    Maintenance.
Manager shall, consistent with the Services Standard, cause the Owner Cars to be maintained in good operating order and condition (“Maintenance”). The standard for Maintenance shall be consistent with the Services Standard and shall be the highest of the following: (a) any standard required or set forth for the Owner Cars or railcars of a similar class by law or by any applicable

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Regulatory Authority including AAR interchange rules; (b) any standard set by Manager for all railcars under its management of similar type, model and age; and (c) with respect to the Owner Cars leased to each User, any standard set forth in the related User Lease. All amounts expended by Manager for Maintenance of the Owner Cars, after reduction of such amounts for maintenance payments actually received by Manager pursuant to the terms of any related User Lease, shall be a Reimbursable Service. Manager agrees that unless such expenditures are required pursuant to the provisions of Section 5.8, expenditures for Maintenance in excess of those expenditures that Manager, in the exercise of its reasonable commercial judgment, would make if the relevant Owner Cars were Other Railcars, shall not be made without the prior written consent of Owner. No action shall be taken by Manager pursuant to this Section 5.5, regardless of cost, the effect of which shall reduce the value or utility of any Owner Car without the prior written consent of Owner. Maintenance shall include all maintenance, repairs, servicing, painting, alterations, modifications, improvements or additions to the Owner Cars in order to meet any of the foregoing standards or otherwise that Manager determines are necessary or desirable to increase or maximize revenues earned by the Owner Cars and that Manager would take if such Owner Cars were Other Railcars. Manager shall also periodically inspect such Owner Cars as it deems reasonably necessary in order to determine whether the Owner Cars are being properly used and maintained and shall notify Owner promptly upon obtaining actual knowledge of (x) the loss or destruction of, or damage beyond repair to, any Owner Car, (y) the occurrence of any other event that would cause any Owner Car to be taken out of service for more than forty-five (45) consecutive days, or (z) the imposition of any new law or any rules or regulations by any Regulatory Authority that may have a material impact on Owner’s revenues or expenses relating to the Owner Cars.
Section 5.6    Insurance.
(a)    Manager shall obtain with respect to the Owner Cars, policies of such insurance and against such risks as are maintained by Manager from time to time with respect to the Other Railcars or is otherwise consistent with the Services Standard including casualty, public liability and pollution coverage for all losses related to cargo, including clean-up costs and legal defense costs, subject, in each case, to compliance with certain insurance-related provisions in the User Leases and the Loan Documents and other provisions of this Section 5.6. Such insurance shall be in addition to any insurance provided by a User pursuant to the terms of any lease to which such Owner Car is then subject. Owner reserves the right to request Manager to provide or obtain insurance in addition to insurance provided pursuant to the preceding sentence, which Manager shall use reasonable efforts to obtain or provide. All insurance obtained by Manager with respect to the Owner Cars may (and shall to the extent reasonably practicable unless Owner objects) be maintained under policies of insurance that Manager obtains for itself and the Other Railcars so long as Owner and any other Persons designated by Owner are additional insureds thereunder and loss payees, as their interests may appear, with respect to the Owner Cars, and such insurance may be placed through insurers who are Affiliates of Manager so long as the prices and terms thereof are consistent with the Services Standard and are comparable to those that could be obtained from comparable unaffiliated insurers. Copies of policies and certificates of insurance with respect thereto shall be furnished promptly to Owner. If at any time the insurance maintained by Manager on the

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Owner Cars shall lapse or have limits lower than as described therein for whatever reason, Manager, promptly upon receipt of notice of the lapse of or decrease in such insurance coverage, shall give notice to Owner of the same. Manager shall also notify Owner promptly with respect to any default in the payment of any premium or of any other act or omission of Manager or of any other person of which Manager has knowledge that might invalidate, render unenforceable, result in a lapse of or reduce any insurance coverage on the Owner Cars maintained by Manager pursuant to this Agreement. Manager shall collect any amounts due from the insurers under such policies and deposit any such amounts in accordance with the terms of the Administration Agreement and shall provide Owner with such reasonable assistance as Owner may request in any dealings that Owner may have with such insurers, including the pursuit of any claims under such policies. To the extent that Manager, consistent with the Services Standard, elects to self-insure against certain risks with respect to the Owner Cars, then upon the occurrence of a Casualty Occurrence or other applicable insurable event with respect to an Owner Car, Manager shall remit to Owner the amount of such self-insured risk. Manager shall notify Owner not later than 45 days prior to the implementation of any such determination to self-insure, with such notification to describe the extent to which Manager has elected to so self-insure.
(b)    Each insurance policy maintained by Manager pursuant to the provisions of this Section 5.6 shall (i) expressly provide that no cancellation or termination thereof or material change therein shall be effective unless at least thirty (30) days’ prior written notice shall have been given to Owner, (ii) expressly provide that if such insurance shall be cancelled for any reason whatsoever, or if any substantial changes are made in the coverage that affect the interest of Owner or any other Person listed as an additional insured or loss payee, or if such insurance shall be allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to Owner and any such other Person for thirty (30) days after receipt by Owner and such other listed Persons of written notice from such insurers of such cancellation, change or lapse, (iii) permit Owner or any such other Person to make payments to affect the continuation of such insurance coverage upon notice of cancellation due to nonpayment of premium, and (iv) expressly provide that if such insurance shall not be renewed for any reason whatsoever, such insurers shall provide written notice of such non-renewal to Owner and such other Persons at least thirty (30) days prior to the expiration date of the policy.
(c)    Manager shall deliver or cause to be delivered to Owner (i) on the dates on which they are issued, certificates evidencing the insurance required pursuant to this Section 5.6 and evidence satisfactory to Owner that the Owner Cars have been properly included in a schedule to such insurance policies, and (ii) promptly after each renewal thereof, additional certificates evidencing the renewal of such insurance.
(d)    All amounts expended by Manager to (i) obtain the insurance (or enforce the terms hereof) or (ii) satisfy any deductible with respect to any policy of insurance covering the Owner Cars, in either case pursuant to the provisions of this Section 5.6, shall constitute a Reimbursable Service.

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(e)    In the event that any insurance coverage required by this Section 5.6 or the limits, deductible amounts, or requirements thereof are not reasonably available and commercially feasible in the available insurance market, Owner shall not unreasonably withhold its agreement to waive the requirement of such coverage, limits, deductible amounts or requirements to the extent the maintenance thereof is not so available; provided, however, that (i) Manager shall have made a request for such waiver and shall have provided Owner with written reports prepared by an independent insurance advisor certifying that such coverage, limits, deductible amounts, or requirements are not reasonably available and commercially feasible in the available insurance market for railcars similar to the Owner Cars and, where the required amount of coverage is not so available, certifying as to the maximum amount that is so available and (ii) any waiver granted pursuant to this clause shall be effective only during the period that the coverage, limits, deductible amounts, or requirements thereby waived are not reasonably available and commercially feasible in the available insurance market.
Section 5.7    Taxes.
Manager shall cause to be paid when due all local, state, federal and foreign personal property, sales or use taxes, license fees, assessments, charges, fines, interest and penalties (all such taxes, license fees, assessments, charges, fines, interest and penalties being hereinafter called “Impositions”) hereafter levied or imposed upon Owner or in connection with or measured by the possession, rental, use or operation of the Owner Cars other than (i) any Imposition that is required by law, rule or regulation or by a User Lease to be paid by the User or a railroad and (ii) any federal, state or local tax calculated based on the taxable income of Manager. Manager also shall cause all Owner Cars to be kept free and clear of all Impositions that might in any way affect the title of Owner or result in a lien (other than Permitted Liens) upon any Owner Cars; provided, however, that Manager shall not be required to pay any Imposition of any kind so long as it is contesting such Imposition in good faith and by appropriate legal proceedings (and Manager agrees to contest those Impositions that are customary in normal railcar operations to contest) if the nonpayment thereof does not, in Manager’s reasonable opinion, adversely affect the title, property or rights of Owner or its assignees. In the event any reports or returns with respect to Impositions are required to be filed, Manager will either cause such reports or returns to be prepared and filed in such manner as to show the interests of Owner in the Owner Cars or notify Owner of such requirements and cause such reports or returns to be prepared and filed in such manner as shall be reasonably satisfactory to Owner.
Section 5.8    Compliance with Law.
Manager, at Owner’s expense, shall, consistent with the Services Standard, cause the Owner Cars to comply, and each User Lease entered into or renewed after the date hereof shall require the User thereunder to comply, in all respects with all applicable laws, rules and regulations of the Regulatory Authorities. In the event that such laws, rules or regulations require any alteration of an Owner Car, or in the event that any equipment or appliance of an Owner Car shall be required to be changed or replaced, or in the event that any additional or other equipment or appliance is required to be installed on an Owner Car in order to comply with such laws, rules or regulations (a “Mandatory

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Alteration”), Manager, at Owner’s expense, shall make such Mandatory Alteration; provided, however, that Manager, in good faith, shall contest the validity or application of any such law, rule or regulation that it would have contested if the affected Owner Car had been an Other Railcar, in any reasonable manner that does not, in the opinion of Manager, adversely affect the property or rights of Owner. All amounts expended by Manager pursuant to and in accordance with this Section 5.8 shall constitute a Reimbursable Service.

Section 5.9	Licenses.
Manager shall apply for and use reasonable efforts to acquire, on behalf of and at Owner’s expense, all licenses, certificates and permits required by Owner in order for it to conduct its business relating to the Owner Cars. All amounts expended by Manager pursuant to and in accordance with this Section 5.9 shall constitute Reimbursable Services.
Section 5.10    Transportation.
When applicable, Manager shall, consistent with the Services Standard, cause the Owner Cars to be transported to required destination points under the related User Leases and, upon the termination or expiration of such User Leases, to be gathered and stored at reasonable cost to the extent required. Manager shall be reimbursed by Owner for demurrage, switching, storage and all other services similar to any of the foregoing in respect of the Owner Cars or the movement thereof, including those rendered in connection with the return provisions in any User Lease, in an amount equal to (a) the actual cost of such services if performed by a third Person on behalf of Manager or, (b) to the extent such services shall be performed by Manager or shall occur on tracks owned or leased by Manager, Manager’s cost of such services as determined in accordance with the procedures set forth in Section 5.16.
Section 5.11    Records and Information.
Manager shall maintain separate, complete and accurate records relating to the Owner Cars and all matters covered by this Agreement in the same form and to the same extent as Manager customarily maintains records in respect of the Other Railcars and consistent with the Services Standard. Manager shall, upon request of Owner, promptly deliver to Owner or its designee such records pertaining to the Owner Cars.
Section 5.12    Owner Car Hire Relief.
Manager shall have the authority to enter into arrangements with railroads with respect to the Owner Cars to grant car hire claim relief and to make equalization payments and all other adjustments with railroads on such terms and conditions as Manager reasonably deems appropriate. All costs incurred in connection therewith shall be at Owner’s expense.
Section 5.13    Other Services.

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Manager shall be responsible for the provision of such other services incidental to the foregoing as may from time to time be required under the User Leases or may be reasonably necessary in connection with the ownership, leasing and operation of the Owner Cars. In the event Manager is required or deems it necessary to retain services provided by outside counsel or other professionals to fulfill any of its obligations hereunder, the expense thereof shall be borne by Owner as a Reimbursable Service, unless Owner has objected to the retention of such counsel or other professionals. In the event Owner objects thereto and does not designate alternate counsel or other professionals reasonably acceptable to Manager, Manager shall not be required to fulfill such obligations.
Section 5.14    Limitation on Authority.
Manager shall not have any authority to do, as agent for Owner, any act or thing with respect to the Owner Cars unless authorized under this Agreement or pursuant to, or otherwise necessary in order for Owner to comply with its obligations under, any Loan Document.
Section 5.15    Determination of Fair Market Value.
Whenever the terms of this Agreement require the determination of the Fair Market Value of one or more Owner Cars in connection with a Casualty Occurrence or a sale or substitution of one or more Owner Cars (each, a “Measurement Event”), the following procedure shall apply:
(a)    if the aggregate number of Owner Cars (including the Owner Cars for the Measurement Event under consideration) that have been subject to a Measurement Event since the date of the last appraisal delivered in accordance with this Section 5.15 does not exceed 100, Manager shall determine such Fair Market Value in the exercise of its reasonable judgment (such amount, the “Estimated Fair Market Value”);
(b)    at all times not covered by clause (a) above, the Fair Market Value shall be determined by an independent third party appraisal arranged by Manager and reasonably satisfactory to Owner. Such appraisal shall also include a determination of the Fair Market Values as of the date of the related Measurement Event of all Owner Cars (the “Calculated Items”) that have been subject to a Measurement Event since the date of the latest appraisal (such amount, the “Appraised Fair Market Value”); and
(c)    if aggregate Appraised Fair Market Value of the Calculated Items exceeds the Estimated Fair Market Value of the Calculated Items, then Manager shall, within ten (10) days after such date of determination, remit to Owner funds in an amount equal to such deficiency.
Section 5.16    Performance of Maintenance and Other Services; Expenses.
Maintenance and other services to be provided by Manager hereunder may be performed by Manager or other Persons as reasonably determined by Manager. For Maintenance and all other services provided under this Agreement by Manager (including the services provided pursuant to Section

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5.5), Owner will pay for (a) materials at Manager’s actual cost therefor and (b) labor at hourly rates established by Manager from time to time. Such hourly rates shall be based upon Manager’s direct costs of labor and shall include amounts for Manager’s plant or facility overhead based on Manager’s job cost system for allocating overhead. However, the hourly rates for labor that are in effect at any time shall not exceed the then current standard rates published by the AAR for such types of labor. The costs to Owner for Maintenance and other services performed by a third Person will be the charges therefor as invoiced by such third Person, without mark-up by Manager. Such third Person charges will be reviewed and audited by Manager on behalf of Owner.

Section 6.	Representations and Warranties.
Each of Owner and Manager represents and warrants to the other as follows:
(a)    It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. It has all necessary entity power and authority and has taken all entity action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.
(b)    This Agreement has been duly executed and delivered by it and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium, marshalling or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
(c)    Neither the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder nor the consummation of the transactions contemplated hereby will (i) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or permit the termination of, or constitute a default under, or cause the acceleration of the maturity of, any agreement, debt or obligations of any nature of it or to which it is a party or bound, (ii) require the consent of any party to any agreement, instrument or commitment to which it is a party or to which it or its properties is bound, (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Authority to which it is subject, or (iv) result in the creation of any lien, security interest or other encumbrance (other than Permitted Liens) on its assets, which in the case of (i), (ii), (iii) or (iv) would cause the transactions contemplated by this Agreement not to be consummated or that would have a material adverse effect on the business, financial condition or operations of the other party to this Agreement.
(d)    No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by it in connection with the execution, delivery and performance of this Agreement, the performance by it of its obligations hereunder or the consummation of the transactions contemplated hereby, the failure of which to have been made or obtained would have a material adverse effect on the ability of such party to

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perform its obligations hereunder, on the right, title or interest of Owner in the Owner Cars, or on the business, financial condition, or operations of any party to this Agreement.

Section 7.	Reports and Inspection. Operating Expenses and Other Expenditures.
Within forty-five (45) days after the end of each calendar month during the Management Term, Manager shall furnish Owner with a report itemizing, in reasonable detail, the amounts incurred by Manager as Reimbursable Services during such month, as well as any other expenditures incurred on behalf of Owner during such month.
Section 7.1    Annual Status Reports.
Within ninety (90) days after the end of each calendar year, commencing with the year 2014, Manager will furnish to Owner, an Officers’ Certificate signed by an Authorized Officer of Manager showing or stating (a) the car numbers, age, size, model and type of the Owner Cars managed hereunder as of the beginning (or since the date of this Agreement, in the case of the first such statement) and end of such year, with Owner Cars not under lease at such times segregated from Owner Cars under lease (b) the car numbers of Owner Cars that were retired during such year and the reason therefor (including end of useful life or damage), (c) the amount, description and numbers of all Owner Cars that were sold during such year, (d) the number, age, size, model and type of replacement cars that became Owner Cars during such year, (e) User Lease collection activity during such year solely with respect to the Owner Cars, and (f) that a review of the activities of Manager during such year has been made by Manager with a view to determining whether Manager has kept, observed, performed and fulfilled all of its obligations under this Agreement and that, to the best of such Authorized Officer’s knowledge, Manager has during such year kept, observed, performed and fulfilled all such obligations or, if a Manager Termination Event (as defined in Section 13.1), or an event that, with the passage of time or the giving of notice or both, would cause a Manager Termination Event, has occurred and is continuing, specifying such Manager Termination Event and all such events and the nature and status thereof and what action Manager proposes to take with respect thereto.
Section 7.2    Inspection of the Owner Cars and Records.
Owner shall have the right, at Owner’s expense, for its representatives to inspect the Owner Cars (subject to the terms of any applicable User Lease), any records relating thereto, and the operations of Manager utilized in providing the services required of it hereunder at such times during normal business hours as shall be reasonable to confirm to Owner the existence of the Owner Cars and records relating thereto, proper Maintenance of the Owner Cars, and the proper performance of services hereunder during the continuance of this Agreement and, in the case of the records, for one year thereafter. In the event that a Manager Termination Event is then continuing or if any such inspection reveals that Manager has not complied with its obligations hereunder, in addition to taking action to comply with this Agreement, Manager shall reimburse Owner for the costs of inspection to the extent that such costs relate to such noncompliance.

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Section 7.3    Additional Information.
Manager shall furnish such additional information as Owner may reasonably request from time to time in order to enable Owner to determine whether the covenants, terms and provisions of this Agreement have been complied with by Manager.
Section 7.4    Financial Information.
Manager will deliver to Owner:
(f)    Annual Statements -- within one hundred twenty (120) days after the end of each fiscal year of Manager, two copies of:
(i)    consolidated balance sheets of Manager and its consolidated subsidiaries, at the end of such fiscal year, and
(ii)    consolidated statements of income, retained earnings and cash flows of Manager and its consolidated subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion of a firm of independent certified public accountants of recognized national standing, stating that such financial statements present fairly the financial condition of Manager and its consolidated subsidiaries and have been prepared in accordance with GAAP (except for changes in application in which such accountants concur and footnote), and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;
(g)    Quarterly Statements -- within sixty (60) days after the end of each fiscal quarter of Manager, one copy of:
(iii)    consolidated balance sheets of each of Manager and its consolidated subsidiaries, at the end of such fiscal quarter; and
(iv)    consolidated statements of income, retained earnings and cash flows of each of Manager and its consolidated subsidiaries for the fiscal quarter and that portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the equivalent timeframe for the previous year.
Section 7.5    Officers’ Certificates.
With each set of financial statements delivered pursuant to Section 7.4, Manager will deliver to Owner an Officers’ Certificate stating that (a) the Authorized Officer signing such Officers’

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Certificate has reviewed the relevant terms of this Agreement and has made, or caused to be made under such Person’s supervision, a review of the activities of Manager during the period covered by the statements then being furnished, (b) the review has not disclosed the existence of any Manager Termination Event or, if a Manager Termination Event exists, describing its nature and what action Manager has taken and is taking with respect thereto, and (c) on the basis of such review, the Authorized Officer signing such certificate certifies that during such period Manager has fulfilled its duties hereunder in accordance with the terms of this Agreement, except as described in such Officers’ Certificate.

Section 8.	Compensation and Reimbursement of Manager.
Section 8.1    Compensation of Manager.
As compensation to Manager for the performance of its services hereunder, Owner shall pay to Manager the Management Fee and a charge for Reimbursable Services. The Management Fee and charges for Reimbursable Services shall be payable to Manager by Owner as follows:
(c)    on each Payment Date, an amount equal to the Management Fee for the calendar month immediately preceding the month in which such Payment Date occurs; and
(d)    on each Payment Date, the amount of Reimbursable Services submitted by Manager to Owner on or prior to the last day of the calendar month immediately preceding the month in which such Payment Date occurs.
Section 8.2    Management Fee.
The “Management Fee” for each calendar month (or any portion thereof) shall be equal to the product of (i) [*****] and (ii) the aggregate amount of rental payments from Users, collected by the Manager or the Administrator on behalf of the Owner during any calendar month (or portion thereof).
The Manager will pay the Owner’s allocable portion of the fees and expenses of the Administrator, the Collateral Agent and the Administrating Bank, as well as the compensation of the Administrator for its services to the Owner, in each case without the right of reimbursement from the Owner.
Section 8.3    Reimbursable Services.
Manager shall be separately compensated for all costs specified by Manager and incurred by Manager for services rendered on behalf of Owner pursuant to and in accordance with this Agreement (collectively, the “Reimbursable Services”), including the following: (a) enforcement costs incurred pursuant to and in accordance with Section 5.4, (b) Maintenance costs incurred pursuant to and in accordance with Section 5.5 and Section 5.16, (c) insurance costs incurred pursuant to and in accordance with Section 5.6, and (d) other specified costs incurred pursuant to and in

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accordance with Section 4.4, Section 4.5, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.13 and Section 9.1. Manager shall notify Owner of such amounts in accordance with Section 7.1.

Section 9.	Loss, Damage or Sale of Owner Cars; Replacement of Owner Cars.
Section 9.1    Loss or Damage.
(a)    If any Owner Car is rendered unusable as a result of any physical damage, and Manager obtains knowledge of such damage, then Manager shall within fifteen (15) days after the date such Owner Car first becomes available for inspection by Manager, provide Owner with notice of such damage and the recommendation of Manager regarding whether or not to repair such Owner Car if such Owner Car were an Other Railcar. If (i) Manager would repair such Owner Car if it were an Other Railcar and (ii) Owner does not object in writing to such recommendation within ten (10) days after receipt of Manager’s recommendation, Manager shall cause such Owner Car to be repaired at Owner’s expense. In all other circumstances, Manager shall not repair such Owner Car. All amounts expended by Manager for Maintenance of the Owner Cars, after reduction of such amounts for maintenance payments actually received by Manager pursuant to the terms of any related User Lease solely with respect to the Owner Cars, shall be a Reimbursable Service.
(b)    With respect to any Owner Car that Manager does not repair in accordance with clause (a) above, Manager is granted full power and authority, subject to the terms and conditions of the relevant User Lease, to sell (or dispose of as scrap) on Owner’s behalf any such Owner Car that has been settled for under the rules of the AAR or settled with any insurer and, upon direction of Owner, Manager will effect such sale or disposition and take such other actions on behalf of Owner as necessary for Owner to comply with the relevant User Lease, all in accordance with the Services Standard. Manager shall have no other obligation to Owner in respect of any such Owner Car following such sale or disposition other than to transfer, or cause Administrator to identify such amounts to transfer, to Owner all amounts Manager receives in respect of such Owner Car from sources other than Owner. Owner agrees to execute all necessary powers of attorney and other documents evidencing such power and authority.
Section 9.2    Sale.
Manager, as attorney-in-fact for Owner, is granted full power and authority to sell any Owner Car on Owner’s behalf under any of the following circumstances (and in any such case only to the extent that such sale would otherwise be in compliance with or not cause an Event of Default to occur under the Loan Agreement or the Security Agreement):
(h)    such sale is made to the User of such Owner Car pursuant to the terms of the related User Lease;
(i)    such sale is made pursuant to Section 9.1(b) of this Agreement;

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(j)    such sale would otherwise occur in the ordinary course of Manager’s business if such Owner Car were an Other Railcar, and such Owner Car is replaced pursuant to Section 9.3(a);
(k)    prior to the sale thereof, Owner received a certificate signed by an officer of Manager to the effect that Manager has determined in good faith that it is not possible or is commercially unreasonable to re-lease such Owner Car(s) to the User thereof or a third Person for amounts greater than the Fair Market Value thereof;
(l)    Owner consents to such sale.
Manager shall not receive any sales charge, brokerage fee or commission in connection with any sale of an Owner Car. Manager shall direct the proceeds of any such sale to be paid directly to the Collateral Account (as defined in the Security Agreement) for the benefit of the Owner.
Section 9.3    Replacement; Adding and Terminating Owner Cars.
(a)    In the event any Owner Car is subject to a Casualty Occurrence during the Management Term (other than a sale pursuant to Section 9.2), such Owner Car may, at the request of Owner, be replaced with a replacement railcar, and Manager is granted full power and authority on Owner’s behalf to arrange for the procurement of such replacement railcar, all in accordance with this Agreement and the Services Standard. In the event of any replacement in accordance with this Section 9.3(a), the replacement railcar shall thereafter be an Owner Car for all purposes of this Agreement in the place and stead of the replaced Owner Car.
(b)    Owner may, at its option, (i) add railcars as new Owner Cars subject to the terms of this Agreement or (ii) terminate railcars as Owner Cars subject to the terms of this Agreement, in each case by delivering to Manager a notice to such effect substantially in the form attached as Exhibit B hereto. From and after the effective date of each such notice (as set forth therein), the subject railcars shall or shall no longer, as the case may be, be Owner Cars under the terms of this Agreement.

Section 10.	Transactions with Affiliates.
Subject to compliance with the Services Standard, Manager may, directly or indirectly, enter into any transaction on behalf of Owner with Manager or any Affiliate of Manager; provided that the terms of such transaction are no less favorable to Owner than the terms that could be obtained from an independent third Person. In addition, Manager, consistent with the Services Standard and the provisions of this Section 10, may enter into subservicing agreements with an Affiliate for the Owner Cars. Notwithstanding any subservicing agreement, Manager shall remain obligated and liable in accordance with the provisions of this Agreement, without diminution of such obligation or liability by virtue of such subservicing agreements or arrangements.

Section 11.	Return of Owner Cars Upon Expiration of Management Term.

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Upon the expiration or earlier termination of the Management Term pursuant to Section 13, Manager, at its expense (which shall be treated as a Reimbursable Service), will deliver possession of each Owner Car then in its possession or control, but not subject to a User Lease, to Owner upon such storage tracks within the continental United States that Manager is legally entitled to use, and shall store the Owner Cars on such tracks for a period not exceeding ninety (90) days and transport the same at any time within such ninety (90) day period to any connecting carrier for shipment, all as directed by Owner upon not less than thirty (30) days prior notice to Manager. During any such storage period, Owner or any Person designated by it, including the authorized representative or representatives of any prospective purchaser of any such Owner Cars, may inspect such Owner Cars.

Section 12.	Indemnification.
Section 12.1    Indemnification By Owner.
Owner shall defend, indemnify and hold Manager and its Affiliates (other than Owner) and the directors, officers, employees, and agents of each such Person (collectively, the “Owner Indemnified Persons”) harmless from and against any and all claims, actions, damages, losses, liabilities, costs or expenses (including reasonable attorneys’ fees) (each a “Claim”) incurred by or asserted against any such Owner Indemnified Person to the extent resulting or arising from any of the following:
(a)    any breach of or any inaccuracy in any representation or warranty made by Owner in this Agreement or in any certificate delivered pursuant hereto;
(b)    any breach of or failure by Owner to perform any covenant or obligation of Owner set out or contemplated in this Agreement;
(c)    the use, operation, possession, control, maintenance, repair or storage of the Owner Cars;
(d)    claims for injury to or death of persons, loss or damage to property (including the Owner Cars) and economic loss to Users or other third parties due to the unavailability for use of the Owner Cars; and
(e)    the negligence, recklessness or willful misconduct of Owner.
Amounts required to be paid under this Section 12.1 and not paid shall not constitute a “claim” under Section 101(5) of the Bankruptcy Code until such time as Owner has funds available for such purpose.
Section 12.2    Indemnification by Manager.
Manager shall defend, indemnify and hold Owner and its Affiliates (other than Manager) and the Agent and the Lenders, and the directors, officers, employees and agents of each such Person

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

(collectively, the “Manager Indemnified Persons”) harmless from and against any and all Claims incurred by or asserted against any such Manager Indemnified Person to the extent resulting or arising from any of the following:
(a)    any breach of or any inaccuracy in any representation or warranty made by Manager in this Agreement or in any certificate delivered pursuant hereto;
(b)    any breach of or failure by Manager to perform any covenant or obligation of Manager set out or contemplated in this Agreement;
(c)    the presence, discharge, spillage, release or escape of Hazardous Substances or damage to the environment or noncompliance with any applicable law with respect to Hazardous Substances or the environment arising in connection with the Manager’s obligations under this Agreement and either (i) at or arising from a facility owned, operated or controlled by Manager or any Affiliate of Manager or (ii) arising from any act, failure to act or omission by Manager or any Affiliate of Manager; and
(d)    the negligence, recklessness or willful misconduct of Manager.
Section 12.3    Claims Excluded.
No Owner Indemnified Person or Manager Indemnified Person shall be defended, indemnified, or held harmless from or against, nor exculpated from, any Claim under Section 12.1 or Section 12.2 to the extent caused by or resulting or arising from such Person’s bad faith, willful misconduct, recklessness, gross negligence, or breach or failure to comply with or perform any obligation under this Agreement.
Section 12.4    Third Person Claims.
In the event any Person to be indemnified is entitled to indemnification hereunder based upon a claim asserted by a third Person, the indemnifying Person shall be given prompt notice thereof in reasonable detail; provided, however, the failure to give prompt notice shall not relieve the indemnifying Person of any liability hereunder, except to the extent the indemnifying Person is prejudiced by such failure. The indemnifying Person shall have the right (without prejudice to the right of any Person to be indemnified to participate at its expense through counsel of its own choosing) to defend such claim at its expense and through counsel of its own choosing that is reasonably acceptable to the Person to be indemnified if the indemnifying Person gives notice of its intention to do so not later than twenty (20) days following its receipt of notice of such claim from the Person to be indemnified (or such shorter time period as is required so that the interests of the Person to be indemnified would not be materially prejudiced as a result of its failure to have received such notice from the indemnifying Person); provided, however, that if the defendants in any action shall include both an indemnifying Person and a Person to be indemnified and the Person to be indemnified shall have reasonably concluded that counsel selected by the indemnifying Person has a conflict of interest because of the availability of different or additional defenses to the Person

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

to be indemnified, the Person to be indemnified shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying Person. The indemnifying Person shall not have the power to bind the indemnified Person, without the indemnified Person’s prior written consent, which shall not be unreasonably withheld, with respect to any settlement pursuant to which anything is required other than the payment of money and then only to the extent that the indemnifying Person shall make full payment of such money. If the indemnifying Person does not so choose to defend any such claim asserted by a third Person for which the Person to be indemnified would be entitled to indemnification hereunder, then the Person to be indemnified shall be entitled to recover from the indemnifying Person, on a monthly basis, all of its reasonable attorneys’ fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. If the indemnifying Person assumes the defense of any such claim, the indemnifying Person will hold the Person to be indemnified harmless from and against any and all damages arising out of any settlement approved by such indemnifying Person or any judgment in connection with such claim or litigation. Notwithstanding the assumption of the defense of any claim by an indemnifying Person pursuant to this paragraph, the Person to be indemnified shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained herein, an indemnifying Person will not be liable for any settlement of a claim effected without its prior written consent.
Section 12.5    Cooperation.
The indemnifying Person and the Person to be indemnified shall cooperate in furnishing evidence and testimony and in any other manner that the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The Person to be indemnified shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 12.1 or Section 12.2, as the case may be, and as provided in the preceding sentence, each such Person shall bear its own fees and expenses incurred pursuant to this Section 12.5.
Section 12.6    Survival.
The indemnity obligations of the parties pursuant to this Section 12 (including obligations to indemnify against third Person claims made after the expiration or termination of the Management Term) shall survive forever the expiration or termination of the Management Term.

Section 13.	Manager Termination Events; Remedies.
Section 13.1    Manager Termination Events.
The occurrence of any of the following events shall constitute a “Manager Termination Event” under this Agreement:

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

(e)    the failure by Manager to pay when due any amount payable by it hereunder unless such failure shall have been remedied within thirty (30) days;
(f)    material breach or failure to comply with or perform any representation or covenant (other than the covenants referred to in clause (a) above) made or to be complied with or performed by Manager hereunder, and such default shall not have been remedied within thirty (30) days after receipt by Manager of notice thereof from Owner;
(g)    the commencement of any case or proceeding against Manager (i) under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) seeking to adjudge Manager a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of Manager under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Manager or of any substantial part of the property of Manager, or ordering the winding up or liquidation of the affairs of Manager, and (x) the entry of an order for relief in any of the foregoing or any such adjudication or appointment shall occur or (y) the continuance of any such case or proceeding undismissed, undischarged or unbonded for a period of sixty (60) consecutive days;
(h)    the commencement by Manager of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of Manager in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Manager, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by Manager to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trust, sequestrator or similar official of Manager or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of limited liability company action by Manager in furtherance of any such action;
(i)    any final judgment or judgments for the payment of money in an aggregate amount in excess of [*****] or its equivalent in another currency is rendered against Manager and the same shall remain undischarged or effectively stayed for a period of sixty (60) days without being contested in good faith and by appropriate proceedings;
(j)    if, other than as provided for in this Agreement, Manager shall cease to be actively involved in the railcar management or maintenance businesses; or
(k)    the tangible net worth (determined in accordance with GAAP) of Manager and its consolidated subsidiaries at the end of each fiscal quarter, as reported in the most recently available financial statements delivered pursuant to Section 7.4, is less than [*****].

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Section 13.2    Remedies Upon Manager Termination Event.
(a)    Upon the occurrence and during the continuation of any Manager Termination Event, Owner may (i) terminate the Management Term by notice to Manager and the Administrator, which termination shall be effective as of the date of such notice or such later date as such notice may specify, (ii) proceed by appropriate court action to enforce performance of this Agreement by Manager, or (iii) sue to recover actual direct damages (including lost rents but not including consequential damages) that result from a breach hereof, and Manager shall bear Owner’s costs and expenses, including reasonable attorneys’ fees in securing such enforcement or damages or the transfer of management. Notwithstanding the provisions of clause (i) of this Section 13.2(a), Manager or the Management Term may not be terminated, in whole or in part, in connection with an exercise of remedies hereunder unless a successor manager hereunder (a “Successor Manager”) has been appointed by Owner and such Successor Manager has accepted such appointment. Any Successor Manager shall be a Person that is engaged in the railcar leasing or management business and be capable of performing the services under this Agreement. Any Successor Manager, however appointed, shall execute and deliver to Owner and to the predecessor Manager an instrument accepting such appointment, including customary confidentiality provisions in favor of the predecessor Manager and Owner, and thereupon such Successor Manager, without further act, shall become vested with all the rights, powers, duties, responsibilities, obligations and trusts of the predecessor Manager hereunder with like effect as if originally named the manager herein; provided that all liabilities of Manager to Owner, contingent or otherwise, for damages incurred by Owner resulting from any uncured Manager Termination Event shall remain the liability of Manager until so cured, and the Successor Manager shall have no liability therefor. Upon the occurrence and during the continuation of any Manager Termination Event, Owner is authorized and empowered to execute and deliver, on behalf of Manager, as attorney-in-fact or otherwise, any and all documents and perform any and all other acts or things necessary or appropriate to effect the termination of Manager and the appointment of a Successor Manager.
(b)    Upon the occurrence and during the continuation of any Manager Termination Event and the termination of the Management Term as provided in Section 13.2(a), (i) Owner may (A) demand and be entitled to delivery of each Owner Car then in the possession or control of Manager, but not subject to a User Lease, pursuant to Section 11 (except that the costs and expenses of assembly, delivery, storage and transportation of such Owner Cars in such case shall be at the expense of Manager) or (B) enter upon any premises where such Owner Cars not subject to a User Lease may be located and take possession of them free from any rights of Manager as managing agent and (ii) Owner may demand and be entitled to receive copies of all of Manager’s records regarding Owner Cars. Manager (x) agrees to cooperate fully with Owner in connection with the transfer of Manager’s rights and duties hereunder to a third Person and (y) expressly waives any and all claims against Owner for damages of whatever nature arising out of or resulting from the termination of Manager’s management rights as to the Owner Cars as properly permitted hereunder.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

(c)    The terminated Manager shall immediately deliver to Owner any funds that are required to be delivered pursuant to this Agreement and all related documents and statements held by it hereunder, and Manager shall account for all such funds and shall execute and deliver all such instruments and do all such other things as may reasonably be required to more fully and definitely vest and confirm in the Successor Manager all rights, powers, duties, responsibilities, obligations and liabilities of Manager hereunder as provided in clause (a) above.
Section 13.3    Remedies Cumulative.
Each and every right, power and remedy herein specifically given to Owner and Manager shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law or in equity, and each and every right, power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by Owner or Manager, as the case may be. All such rights, powers and remedies shall be cumulative, and the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of Owner or Manager, as the case may be, in the exercise of any such right, power or remedy and no extension of time for any payment due hereunder shall impair any such right, power or remedy or shall be construed to be a waiver of any default or an acquiescence therein. Any extension of time for payment hereunder or other indulgence duly granted by Owner or Manager, as the case may be, shall not otherwise alter or affect the respective rights and obligations of Owner or Manager, as the case may be. The acceptance of any payment by any Person after it shall have become due hereunder shall not be deemed to alter or affect the respective rights or obligations of Owner or Manager, as the case may be, with respect to any subsequent payments or defaults hereunder.
Section 13.4    Merger or Sale.
Any Person into which Manager may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which Manager shall be a party, or any Person to which substantially all the business of Manager may be transferred, shall, so long as no Manager Termination Event is then continuing or would result from such transaction, be Manager under this Agreement without any further act. Any successor Person resulting from such transaction shall deliver to Owner an agreement, in form and substance reasonably satisfactory to Owner, that is a legal, valid, binding and enforceable assumption by such successor Person, of the due and punctual performance and observance of each covenant and condition of Manager under this Agreement.

Section 14.	Force Majeure.
Neither party hereto shall be deemed to be in breach or in violation of this Agreement if such Person is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control, including acts of God, riots, strikes, fires, storms, wars, terrorism, insurrections, or public disturbances, or any regulation of any Federal, state or local government or any agency thereof.

Section 15.	Entire Agreement; Modification and Waiver.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

This Agreement (including the recitals herein and any schedules or exhibits hereto, each of which is an integral part of this Agreement) sets forth the entire agreement and understanding between Owner and Manager with respect to the subject matter hereof. This Agreement may not be waived, changed, altered, modified or amended in any respect without a writing to that effect, signed by both of the parties hereto (and with the prior written consent of the Agent). Failure of a party to enforce one or more of the provisions of this Agreement or to exercise any option or other rights hereunder or to require at any time performance of any of the obligations hereof shall not in any manner be construed (a) to be a waiver of such provisions by such party, (b) to affect the validity of this Agreement or such party’s right thereafter to enforce each and every provision of this Agreement, or (c) to preclude such party from taking any other action at any time that it would be legally entitled to take.

Section 16.	Communications.
All notices, requests, demands, consents, approvals, reports, statements and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) upon receipt when delivered by hand, overnight delivery service or facsimile transmission with respect to which receipt has been acknowledged or (b) three (3) business days after mailing, by registered or certified mail, postage prepaid, return receipt requested, and addressed to the party for whom intended at the following addresses or such changed address as such parties may have fixed by notice:
To Manager:
American Railcar Leasing LLC
100 Clark Street, Suite 201
St. Charles, Missouri 63301
Attention: Treasurer
Telephone no.: (636) 940-5000
Telecopy no.: (636) 940-5109
To Owner:

Longtrain Leasing II, LLC
100 Clark Street
St. Charles, Missouri 63301
Attention:
Telephone no.:
Telecopy no.:
with a copy to:
Icahn Associates Corp.
767 Fifth Avenue
47th Floor

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

New York, New York 10153
Attention: Legal Department
Telephone no.: (212) 702-4329
Telecopy no.: (212) 688-1158
To Agent:

Credit Suisse AG, New York Branch
11 Madison Avenue, 4th Floor
New York, New York 10010
Attention:            Robbin Conner
Telephone:          (212) 325-6688
Facsimile:            (917) 326-4430

with a copy to:
Credit Suisse AG, New York Branch
11 Madison Avenue, 4th Floor
New York, New York 10010
Attention:            Fred Mastromarino
Telephone:          (212) 325-1735
Facsimile:            (917) 326-4430

with a copy to:

Credit Suisse AG, New York Branch
11 Madison Avenue, 4th Floor
New York, New York 10010
Attention:            Oliver Nisenson
Telephone:          (212) 538-1890
Facsimile:            (917) 326-4430

provided, however, that any notice of change of address shall be effective only upon receipt.

Section 17.	Construction at Owner’s Expense.
Any action required to be performed by Manager at Owner’s expense pursuant to this Agreement (a) shall be performed at Manager’s cost without markup (since the amount of the Management Fees were determined on that basis) and (b) shall only be required to be performed by Manager if Owner pays the amount thereof before Manager is required to make any payments to third parties with respect thereto.

Section 18.	GOVERNING LAW.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN.

Section 19.	Severability.
Any provision of this Agreement that may be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner adverse to any party. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect. In addition, in the event of any such prohibition or unenforceability, the parties agree that it is their intention and agreement that any such provision that is held or determined to be prohibited or unenforceable, as written, in any jurisdiction shall nonetheless be in force and binding to the fullest extent permitted by the law of such jurisdiction as though such provision had been written in such a manner and to such an extent as to be enforceable therein under the circumstances.

Section 20.	Successors and Assigns.
The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. For the avoidance of doubt, the parties hereto agree that from and after the date that any Person assumes the performance and observance of each covenant and condition of Manager hereunder or otherwise succeeds Manager in accordance with the terms of this Agreement, such successor Person shall be Manager hereunder and the predecessor Person shall no longer be Manager hereunder, and such predecessor Person shall no longer be subject to the terms, provisions, covenants and conditions applicable to Manager hereunder. Each of the parties hereto hereby acknowledges that the Owner has assigned as collateral security all of its rights under this Agreement to the Secured Party for the benefit of the Lenders under the Loan Agreement, and the Manager hereby consents to such assignment and agrees that upon such assignment, the Agent as Secured Party for the benefit of the Lenders shall be a third party beneficiary of this Agreement and, upon the occurrence of a Default or Event of Default under the Loan Agreement, shall be entitled to direct and exercise the rights of the Owner hereunder and shall be entitled to all of the rights and benefits of the Owner hereunder to the same extent as if it were party hereto (and upon such occurrence, in the event of a conflict between any action of the Owner in regard to such rights and benefits and the direction and exercise of such rights and benefits by the Agent, the actions of the Agent shall control). The Manager hereby acknowledges and agrees that the Manager’s representations, warranties, covenants and agreements are relied upon by the Agent and by each Lender in its making or acquiring Loans under the Loan Agreement.

Section 21.	Third Party Beneficiaries.

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Except as expressly contemplated in Section 20, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

Section 22.	Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 23.	CONSENT TO JURISDICTION.
ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST OWNER OR MANAGER ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND OWNER AND MANAGER EACH WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AGREEMENT, OWNER AND MANAGER EACH IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. OWNER AND MANAGER EACH IRREVOCABLY APPOINTS AND DESIGNATES ICAHN ASSOCIATES CORP., HAVING AN ADDRESS AT 767 FIFTH AVENUE, NEW YORK, NEW YORK 10153, ATTENTION: LEGAL DEPARTMENT, AS ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICING OF LEGAL PROCESS, AND OWNER AND MANAGER EACH AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. OWNER AND MANAGER EACH SHALL MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS AGREEMENT SHALL HAVE BEEN PAID IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT, OWNER OR MANAGER, AS THE CASE MAY BE, SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE OTHER PARTY HERETO AND SHALL PROMPTLY DELIVER TO THE OTHER PARTY HERETO EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.

Section 24.	Limitation on Liability; Non-Recourse.
Notwithstanding anything in this Agreement to the contrary, none of Manager’s Affiliates shall have any liability with respect to, and Owner expressly waives, releases and agrees not to sue for, any special, indirect or consequential, and, to the extent permitted under applicable law, punitive damages suffered by Owner or any other Person in connection with any breach or default hereunder by Manager. This Agreement is solely and exclusively between Manager and Owner and any

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

obligations of Manager created herein shall be the sole obligations of Manager, and Owner shall not have recourse to any of Manager’s Affiliates for the performance of Manager’s obligations hereunder, unless such obligations are expressly assumed in writing by the Person against whom recourse is sought. ARL or any successor thereto shall be acting hereunder solely in its capacity as Manager.

Section 25.	WAIVER OF JURY TRIAL
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTY HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

Section 26.	No Bankruptcy Petition.
The Manager will not, prior to the date that is one year and one day after the payment in full of all Obligations and other amounts owing pursuant to the Loan Agreement, institute against the Owner or join any other Person in instituting against the Owner, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of any applicable jurisdiction. This provision shall not be deemed to preclude the Manager from taking actions to protect its rights and interests in any such action or proceeding to the extent not commenced by the Manager or commenced against the Owner by another party. This Section 26 shall survive the termination of this Agreement.

[Signature page follows]

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have executed this Railcar Management Agreement as of the date first above written.

LONGTRAIN LEASING II, LLC

By:	American Railcar Industries, Inc. its sole member
By:
    Name: Umesh Choksi
    Title: Chief Financial Officer

AMERICAN RAILCAR LEASING LLC

By:
    Name: Steven Unger
    Title: Chief Financial Officer

ii